Exhibit 99.1

News Release Luna Innovations Incorporated 301 1 st Street, SW, Suite 200 Roanoke, VA 24011

Luna Announces Sale of High-Speed Optical Receivers Technology

MACOM buys assets and technology for HSOR business for $33.5 million;

Luna to retain Terahertz technology

ROANOKE, VA, (August 9, 2017) – Luna Innovations Incorporated (NASDAQ: LUNA), which develops and manufactures new-generation products for the aerospace, automotive, energy, defense, and telecommunications markets, today announced that MACOM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) has agreed to buy the assets and operations related to its high-speed optical receivers (HSOR) business.

The sale includes the operations associated with Luna’s development, manufacturing and sales of products such as high-speed integrated coherent receivers and photodiodes. Luna originally acquired these operations as part of its merger with Advanced Photonix, Inc. (API), in May 2015. The assets and employees associated with Luna’s Terahertz operations are not transferred in this transaction.

“Since the merger with API, we have invested substantial time and resources into the HSOR business as a significant growth area,” said My Chung, President and Chief Executive Officer of Luna. “As a result of that investment, we have developed leading products and technologies in that marketplace. MACOM has recognized the value that we have created in this space and earlier this year approached us with this transaction opportunity. With their larger scale of operations, broader suite of product offerings and global footprint, we believe that MACOM provides a greater opportunity to drive long-term growth for the HSOR business, and the completion of this sale maximizes the value we would receive from the HSOR business.”

As part of the transaction, employees associated with the company’s HSOR operations and administration in the company’s location in Ann Arbor, Mich., will transfer to MACOM. The Picometrix line of high-speed optical receivers and optical-to-electrical converters serve the global telecommunications, data center and manufacturing testing industries.

“Similar to our High Performance Analog and 25G laser products, Luna’s industry-leading high speed optical receiver products and technology are well-aligned with MACOM’s previously-announced growth strategy in Cloud Data Centers and other high-speed networking markets, and we are excited to be able to add these products to our growing portfolio through this tuck-in acquisition,” said John Croteau, MACOM’s President and CEO. “We expect the transaction to be neutral to accretive in the first year of combined operations, and to contribute meaningfully to growth in our Fiscal Year 2018. We look forward to bringing this talented group of individuals into the MACOM organization as we move ahead in meeting the evolving demands of the communications markets.”

“We are delighted with the outcome of the transaction and the value we have created for Luna’s stockholders,” Chung said. “We are especially grateful to the dedicated employees in the HSOR business whose skills and efforts have resulted in building this valuable business.”

The purchase price includes $29.5 million paid in cash at closing and additional $4.0 million to be held in escrow until December 15, 2018 for possible working capital adjustments to the purchase price and potential satisfaction of certain post-closing indemnification obligations.

Luna currently intends to utilize a portion of the proceeds of the transaction to invest in expanding its fiber optic sensing product offering.

Mr. Chung and Dale Messick, Luna’s Chief Financial Officer, will host a conference call with investors in conjunction with the company’s earnings call on Thursday, August 10, 2017 at 11:30 a.m. (EDT) to discuss the transaction. The conference call will be available via live webcast on the Luna website at www.lunainc.com under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 844.578.9643 and the international dial-in number is 270.823.1522. The participant access code is 56973945. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on the company’s website under “Webcasts and Presentations” for 30 days following the conference call.

About Luna

Luna Innovations Incorporated (NASDAQ: LUNA) is a leader in optical technology, providing unique capabilities in high speed optoelectronics and high performance fiber optic test products for the telecommunications industry and distributed fiber optic sensing for the aerospace and automotive industries. Luna is organized into two business segments, which work closely together to turn ideas into products: a Technology Development segment and a Products and Licensing segment. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market. To learn more, please visit www.lunainc.com.

About Macom

MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information. Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained. Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters. Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield. MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors. For more information visit: www.macom.com.

Forward Looking Statements

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding, but not limited to statements concerning, the final purchase price of the HSOR business, the amount of any post-closing adjustments to the purchase price, the potential release of the escrowed purchase amount, MACOM’s plans and expectations for the HSOR business, any expected contributions to MACOM’s growth, operations and future financial results, the impact of the transaction on MACOM’s market position and ability to meet the expectations of any market, MACOM’s plans to transfer the HSOR employees into its business, and Luna’s planned use of proceeds from the transaction. Actual results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including the final determination of the amount of the working capital adjustment required by the purchase agreement, potential post-closing indemnity claims, if any, the future development of Luna’s various remaining businesses and investment opportunities that are available to Luna, and risks and uncertainties set forth in Luna’s and MACOM’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at http://www.sec.gov, at MACOM’s website at http://www.macom.com, and at Luna’s website at http://www.lunainc.com. The statements made in this release are based on information available to Luna and MACOM as of the date of this release and each company undertakes no obligation to update any of the forward-looking statements after the date of this release.

Contact:

Dale Messick

Luna Innovations Incorporated

Phone: 1.540.769.8400

Email: IR@lunainc.com

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